PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:
     Rita Champ                Stephen G. Dormer         Paul A. Maisch
     Provident Bancorp, Inc.   Provident Bancorp, Inc.   Provident Bancorp, Inc.
     (845) 369-8040            (845) 369-8040            (845) 369-8040


                             PROVIDENT BANCORP, INC.
                            COMPLETES ACQUISITION OF
                       OF WARWICK COMMUNITY BANCORP, INC.

                    Provident Bank Assets Reach $2.5 Billion

         Montebello, New York - (October 1, 2004) Provident Bancorp, Inc. (the "Company") (Nasdaq: PBCP) announced today that it has completed its acquisition of Warwick Community Bancorp, Inc. ("WCBI"), located in Warwick, New York. Warwick Community Bancorp, Inc. is the holding company for The Warwick Savings Bank, headquartered in Warwick, New York, The Towne Center Bank, headquartered in Lodi, New Jersey and Hardenburgh Abstract Company headquartered in Goshen, New York. In addition, Warwick Commercial Bank is a subsidiary of The Warwick Savings Bank.

         According to Senior Vice President and Chief Financial Officer Paul A. Maisch, "We are pleased that shareholders of WCBI who made elections with respect to the form of consideration they would receive in the merger will receive almost exactly what they elected."

         Shareholders of WCBI as of the close of business on October 1, 2004 received total merger consideration of approximately $147.2 million, consisting of approximately 6,257,892 shares of common stock of the Company and approximately $72.6 million in cash (including cash paid in lieu of fractional shares). Shareholders who elected to receive all cash or indicated "No Preference" will receive $32.26 in cash for each of their WCBI shares. Shareholders who elected to receive all stock will receive 2.7810 shares of common stock of the Company for 99.89% of their shares of common stock of WCBI and $32.26 in cash for each of the remaining 0.11% of their shares. Shareholders who elected to receive cash and shares of common stock of the Company will receive $32.26 in cash for the cash portion of their election, 2.7810 shares of common stock of the Company for 99.89% of their stock election shares and $32.26 in cash for each of the remaining 0.11% of their stock election shares. Cash will be issued in lieu of fractional shares at a rate of $11.612 per whole share.

         As a result of the merger, Provident Bank, an independent full service community bank, headquartered in Montebello, New York, now has $2.5 billion in assets, 34 branches in Rockland, Orange, Sullivan, Ulster and Putnam counties in New York and two offices in New Jersey, for a total of 36 branches in two states. The New Jersey branches located in Lodi and Moonachie will operate under the name Towncenter Bank, a division of Provident Bank. Provident Bank is located in Montebello, New York. Provident Bank will continue to offer deposit services to municipalities located in the State of New York through its wholly-owned subsidiary, Provident Municipal Bank. Hardenburgh Abstract Company will continue its operations in Goshen, New York under the current name.

         Provident Bank offers a complete line of commercial and retail banking products and services and has the only Investment Management and Trust Department headquartered in Rockland County.

         For more information please visit the Provident Bank website at www.providentbanking.com.